Exhibit 99.1

BRE FINANCIAL NEWS Investor Contact: John Schissel, 415.445.3709 Media Contact: Thomas E. Mierzwinski, 415.445.6525

BRE PROPERTIES REPORTS FOURTH QUARTER AND YEAR 2009 RESULTS

Common and Preferred Dividends Declared

February 2, 2010 (San Francisco) – BRE Properties, Inc. (NYSE:BRE) today reported operating results for the quarter and year ended December 31, 2009. All per share results are reported on a fully diluted basis.

Fourth Quarter 2009

Funds from operations (FFO), the generally accepted measure of operating performance for real estate investment trusts, totaled $16.0 million, or $0.29 per share, for fourth quarter 2009, as compared with $36.1 million, or $0.69 per share, for the quarter ended December 31, 2008. FFO for the fourth quarter 2009 includes nonroutine charges totaling $14.4 million, or $0.26 per share, primarily from the abandonment of three development sites under contract. FFO for the fourth quarter 2008 included three nonroutine income items totaling $7.8 million, or $0.15 per share, and two nonroutine expense items totaling $5.7 million, or $0.11 per share. FFO for the 2009 and 2008 periods included the impact of an additional noncash interest expense totaling $1.6 million, or $0.03 per share in each period, as a result of the adoption of the new FASB convertible debt accounting standard. Excluding nonroutine items and noncash interest from adoption of the convertible debt accounting standard, core FFO per share declined 15% on a year-over-year basis. (A reconciliation of net income (loss) available to common shareholders to FFO is provided at the end of this release.)

Net loss to common shareholders for the fourth quarter totaled $7.2 million, or $0.13 per share, as compared with net income of $55.7 million, or $1.08 per share, for the same period 2008. The fourth quarter 2008 results included gains from property sales totaling $41.2 million, or $0.80 per share.

Total revenues from continuing operations for the quarter were $85.5 million, as compared with $86.9 million a year ago. Adjusted EBITDA for the quarter totaled $54.6 million, as compared with $59.6 million in fourth quarter 2008. (A reconciliation of net income (loss) available to common shareholders to Adjusted EBITDA is provided at the end of this release.)

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12-Month Period Ended December 31, 2009

For the annual period, FFO totaled $120.8 million, or $2.23 per share, as compared with $141.8 million, or $2.69 per share, for the 12-month period in 2008. FFO for year 2009 included nonroutine income totaling $1.5 million or $0.03 per share, and nonroutine expenses of $13.5 million, or $0.25 per share. FFO for the year 2008 included nonroutine income totaling $7.8 million, or $0.15 per share, and nonroutine expenses of $5.7 million, or $0.11 per share. FFO for the 12-month periods in 2009 and 2008 reflected the net impact of the new convertible debt accounting standard, totaling $6.4 million, or $0.12 per share, and $6.2 million, or $0.12 per share, respectively. Excluding nonroutine items and the noncash charge related to new convertible debt accounting standard, core FFO per share declined 6.9% year-over-year.

Net income available to common shareholders for the 12-month period totaled $50.6 million, or $0.95 per share, as compared with $122.8 million, or $2.36 per share, for the same period 2008. The 2009 results included gains from property sales totaling $21.6 million, or $0.41 per share; the 2008 results included gains totaling $66.0 million, or $1.28 per share.

For the 12-month period in 2009, total revenues from continuing operations were $344.6 million, as compared with $345.3 million for the same period 2008. Adjusted EBITDA for the 12-month period totaled $226.0 million, as compared with $242.4 million for the same period in 2008.

BRE’s year-over-year earnings and FFO results reflected declines in the same-store property-level operating results, which were offset by income from recently developed properties, a lower interest rate environment and a reduction in corporate-level G&A expenses.

Same-store net operating income (NOI) declined $5.6 million for the quarter, as compared with the same period in 2008. (A reconciliation of net income available to common shareholders to NOI is provided at the end of this release.) Recently developed properties generated $1.9 million in additional NOI during the quarter, as compared with fourth quarter 2008.

Same-Store Property Results

BRE defines same-store properties as stabilized apartment communities owned by the company for at least five full quarters. Of the 21,245 apartment units owned directly by BRE, same-store units totaled 19,572 for the quarter.

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On a year-over-year basis, overall same-store NOI declined 9.5% for the fourth quarter and 6.4% for the annual period. Average same-store market rent for the fourth quarter 2009 decreased 9.1% to $1,380 per unit, from $1,519 per unit in fourth quarter 2008. Physical occupancy levels averaged 95.1% during fourth quarter 2009, as compared with 93.8% for the same period in 2008. Rent concession impact in the same-store portfolio totaled $3.3 million, or 20 days rent, for fourth quarter 2009, as compared with $1.1 million, or 7.5 days, for the same period in 2008.

On a sequential basis, same-store NOI decreased 1.4%, revenue declined 1.9% and expenses decreased 2.9% against third quarter 2009 results. Effective rents were reduced 1.0% in the fourth quarter, as market rent reductions were offset by lower levels of concessions awarded. Concessions associated with new leases decreased from 15 days rent in the third quarter of 2009 to 12 days rent in the fourth quarter.

Same-store results were affected primarily by job losses in the company’s operating markets. At the end of the fourth quarter, unemployment rates in the company’s core markets were: Southern California, 11.6%; San Francisco Bay area, 10.5%; and Seattle, 9.1%. The following table depicts job losses in the company’s core markets over the last 12 months:

	Same-Store		Absolute Job Change
Core Markets	# Units	% NOI	12 months ended December 2009	3 months ended December 2009
San Diego	3,958	23.7%	-42,700	4,400
Inland Empire	3,553	14.8%	-50,600	4,800
Orange County	2,545	14.2%	-48,800	-4,700
Los Angeles	2,075	11.4%	-114,500	6,300
San Francisco	2,928	18.6%	-112,100	-15,000
Seattle	3,211	13.2%	-51,500	-9,300

Total Core Markets	18,270	95.9%	-420,200	-13,500

Source of Unemployment and Job Loss Data: U.S. Bureau of Labor Statistics and California Employment Development Department

Community Development Activity

At the end of the fourth quarter 2009, BRE had two development communities in lease-up: Taylor 28 in Seattle, Wash. and Belcarra in Bellevue, Wash. When completed, Belcarra will have 296 units, of which 203 were delivered as of December 31; all 197 units at Taylor 28 have been delivered. The current physical

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occupancy rates at these communities are: 88% at Taylor 28 and 38% at Belcarra; leasing velocity has averaged 19 units and 40 units per month, respectively, since the communities opened. During the quarter, physical stabilization was reached at Park Viridian in Anaheim, Calif. (328 units). Average occupancy at Park Viridian was 90.4% during the fourth quarter and 95.2% for the month of December.

BRE currently has two communities under construction, Belcarra in Bellevue, noted above, and Villa Granada in Santa Clara, Calif., with a total of 566 units, an aggregate projected investment of $176.1 million and an estimated balance to complete totaling $16.4 million. Estimated completion dates are first and fourth quarter 2010, respectively.

During the fourth quarter, the company acquired a 6.62-acre parcel of land in Sunnyvale, Calif. for a purchase price of approximately $14.5 million. The site represents approximately 338 units of future development.

In total, BRE owns four land parcels, two in Southern California and two in Northern California, representing 1,298 units of future development, and an estimated aggregate investment of $580 million upon completion.

Capital Markets Activity

During the quarter, the company repurchased through open market transactions $33.2 million of its 4.125% convertible notes, at 97.8% of par, resulting in a net loss of $870,000, or $0.02 per share after accelerated amortization of fees and debt discounts. The principal amount outstanding on the $460 million original issue is $371.3 million as of December 31, 2009.

Under the at-the-market equity distribution agreement filed with the Securities and Exchange Commission on Form 8-K on May 14, 2009, the company issued 783,000 shares of common stock in the fourth quarter, at an average price of $31.86 per share, with total gross proceeds of $25.0 million. During 2009, the company issued approximately 3.8 million shares of common stock, at an average price of $27.52 per share, with total gross proceeds of $104.6 million. The remaining capacity under the equity distribution agreement on file totals $20.4 million.

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Nonroutine Income and Expense Items

During the fourth quarter 2009, the company recorded a charge of $13.5 million, or $0.25 per share in Other Expenses, representing $12.9 million in abandoned pursuit costs on three development sites under option agreements that the company no longer intends to pursue and $600,000 in severance charges. Two sites were in Southern California, and one in Northern California.

Also during the fourth quarter, as previously noted, a net loss on retirement of debt was recorded for $870,000 or $0.02 per share. For the year ended December 31, 2009, the company recorded a net gain on retirement of debt totaling $1.5 million, or $0.03 per share.

During the quarter and year ended December 31, 2008, the company recorded nonroutine income of $7.8 million, or $0.15 per share, comprising: $4.4 million from a legal settlement, $1.0 million from a forfeited escrow deposit on a defaulted property sale and a $2.4 million gain on retirement of debt. A charge of $5.7 million, or $0.11 per share, was recorded in Other Expenses during the fourth quarter of 2008, representing abandonment of three development sites totaling $5.1 million and severance charges of $600,000.

Common and Preferred Dividends Declared

On January 28, 2010, the BRE Board of Directors approved regular common and preferred stock dividends for the quarter ending March 31, 2010. All common and preferred dividends will be payable on Wednesday, March 31, 2010 to shareholders of record on Monday, March 15, 2010. The quarterly common dividend payment of $0.375 is equivalent to $1.50 per share on an annualized basis, and represents a yield of approximately 4.64% on Monday’s closing price of $32.32 per share. BRE has paid uninterrupted quarterly dividends to shareholders since the company’s founding in 1970.

The company’s 6.75% Series C preferred dividend is $0.421875 per share; the 6.75% Series D preferred dividend is $0.421875 per share.

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2010 Earnings Outlook

Earnings per share (EPS) for the full year 2010 are estimated to be within a range of $1.03 to $1.23. EPS estimates for 2010 do not reflect gains associated with property sales.

Management estimates FFO per share for 2010 to range from $1.90 to $2.10, excluding noncash interest charges from convertible notes of $0.12 per share. Including the noncash interest charges, reported FFO is estimated to range from $1.78 to $1.98. The midpoint of the 2010 guidance range represents a 22.5% reduction from 2009 FFO levels, excluding the impact of nonroutine items. The estimated decline in earnings can be attributed to an anticipated reduction in real estate net operating income (NOI) from same-store operations, reduced levels of capitalized interest and increased weighted average shares outstanding due to equity issuance.

The company’s 2010 financial outlook is based on a number of assumptions and estimates, which are outlined in Attachment C to this release. The primary assumptions and estimates include:

Same-Store Operations

•	A decline in same-store revenue of 3.5% to 5.5%;

•	An increase in same-store expenses of 1.0% to 2.0%; and

•	A decrease in same-store NOI of 5.5% to 8.5%

Investment Activity

•	Development advances are estimated to total approximately $50 million; capitalized interest is estimated to total approximately $10 million.

•	No acquisitions or dispositions of operating properties are assumed in the guidance range.

Q4 2009 Analyst Conference Call

The company will hold a conference call on Wednesday, February 3, at 11:00 a.m. Eastern (8:00 a.m. Pacific) to review these results. The dial-in number to participate in the United States and Canada is 888.290.1473; the international number is 706.679.8398. Enter Conf. ID# 45409530. A telephone replay of the call will be available for 31 days at 800.642.1687 or 706.645.9291 international, using the same ID# 45409530. A link to the live webcast of the call will be posted on www.breproperties.com, in the investors section. A webcast replay will be available for one month following the call.

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Q1 2010 Earnings Dates

The company will report first quarter 2010 earnings after close of market on Tuesday, May 4, 2010, followed by a conference call on Wednesday, May 5, 2010 at 11:00 a.m. Eastern (8:00 a.m. Pacific).

About BRE Properties

BRE Properties, based in San Francisco, Calif., owns and manages apartment communities convenient to its residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 73 apartment communities totaling 21,245 units in California, Arizona and Washington. The company invests in communities through acquisition and development, and currently has six properties in various stages of development and construction, totaling 1,864 units, and joint-venture interests in 13 additional apartment communities, totaling 4,080 units. BRE Properties is a real estate investment trust (REIT) listed in the S&P MidCap 400 Index. For more information on BRE Properties, please visit our Web site at www.breproperties.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements regarding the company’s capital resources, portfolio performance and results of operations, and is based on the company’s current expectations and judgment. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intentions. The following factors, among others, could affect actual results and future events: defaults or nonrenewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets that no longer meet our investment criteria under applicable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and increases in real property tax rates. The company’s success also depends on general economic trends, including interest rates, tax laws, governmental regulation, legislation, population changes and other factors, including those risk factors discussed in the section entitled “Risk Factors” in the company’s most recent Annual Report on Form 10-K as they may be updated from time to time by the company’s subsequent filings with the Securities and Exchange Commission, or SEC. Do not rely solely on forward-looking statements, which only reflect management’s analysis. The company assumes no obligation to update this information. For more details, refer to the company’s SEC filings, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

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BRE Properties, Inc.

Consolidated Balance Sheets

Fourth Quarter 2009

(Unaudited, dollar amounts in thousands except per share data)

	December 31, 2009	December 31, 2008 (1)
ASSETS

Real estate portfolio:
Direct investments in real estate:

Investments in rental properties	$3,180,633	$2,927,481
Construction in progress	101,354	295,074
Less: accumulated depreciation	(583,953)	(514,388)

	2,698,034	2,708,167

Equity in real estate joint ventures:
Investments	61,999	62,497

Real estate held for sale, net	—	17,022

Land under development	155,532	123,609

Total real estate portfolio	2,915,565	2,911,295

Cash	5,656	7,724
Other assets	58,787	73,725

TOTAL ASSETS	$2,980,008	$2,992,744

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Unsecured senior notes	$826,918	$1,505,905
Unsecured line of credit	288,000	245,000
Mortgage loans payable	752,157	151,496
Accounts payable and accrued expenses	56,409	91,167

Total liabilities	1,923,484	1,993,568

Redeemable noncontrolling interests	33,605	29,972

Shareholders’ equity:

Preferred Stock, $0.01 par value; 20,000,000 shares authorized: 7,000,000 shares with $25 liquidation preference issued and outstanding at December 31, 2009 and December 31, 2008 , respectively.	70	70

Common stock, $0.01 par value, 100,000,000 shares authorized. Shares issued and outstanding: 55,136,359 and 51,149,745 at December 31, 2009 and December 31, 2008, respectively.	551	511

Additional paid-in capital	1,022,298	968,623

Total shareholders’ equity	1,022,919	969,204

TOTAL LIABILITIES AND SHAREHOLDERS EQUITY	$2,980,008	$2,992,744

(1)	Balance sheet is restated to reflect the adoption of new accounting guidance requiring retroactive application.

BRE Properties, Inc.

Consolidated Statements of Income

Quarters Ended December 31, 2009 and 2008

(Unaudited, dollar and share amounts in thousands)

	Quarter ended 12/31/09	Quarter ended 12/31/08	Twelve months ended 12/31/09	Twelve months ended 12/31/08
REVENUES

Rental income	$82,580	$83,712	$331,709	$331,704
Ancillary income	2,901	3,214	12,895	13,581

Total revenues	85,481	86,926	344,604	345,285

EXPENSES

Real estate	$27,542	$25,167	$109,486	$102,405
Provision for depreciation	22,729	20,217	88,260	79,107
Interest (1)	21,292	22,974	82,734	92,032
General and administrative	4,742	5,784	17,390	20,578
Other expenses	13,522	5,719	13,522	5,719

Total expenses	89,827	79,861	311,392	299,841

Other income	876	6,047	3,459	7,885
Net (loss)/gain from extinguishment of debt	(870)	2,364	1,470	2,364

(Loss)/Income before noncontrolling interests, partnership income and discontinued operations	(4,340)	15,476	38,141	55,693

Partnership income	531	593	2,329	2,560

(Loss)/Income from continuing operations	(3,809)	16,069	40,470	58,253

Discontinued operations:
Discontinued operations, net (2)	—	1,950	2,296	12,627
Net gain on sales of discontinued operations	—	41,164	21,574	65,984

Income from discontinued operations	—	43,114	23,870	78,611

NET (LOSS)/INCOME	$(3,809)	$59,183	$64,340	$136,864

Redeemable noncontrolling interest in income	394	550	1,885	2,291
Dividends attributable to preferred stock	2,953	2,953	11,813	11,813

NET (LOSS)/INCOME AVAILABLE TO COMMON SHAREHOLDERS	$(7,156)	$55,680	$50,642	$122,760

Net (loss)/income per common share - basic	$(0.13)	$1.08	$0.95	$2.38

Net (loss)/income per common share - assuming dilution	$(0.13)	$1.08	$0.95	$2.36

Weighted average shares outstanding - basic (3)	54,540	51,120	52,760	51,050

Weighted average shares outstanding - assuming dilution (3)	54,540	51,181	52,761	51,440

(1)	Income Statements for the quarter and twelve months ended December 31, 2008 has been restated to reflect the adoption of new convertible debt accounting guidance requiring retroactive application.
(2)	For 2009, details of net earnings from discontinued operations include two properties sold in 2009. The 2008 totals include the two aforementioned properties and six properties sold in 2008.

	Quarter ended 12/31/09	Quarter ended 12/31/08	Twelve months ended 12/31/09	Twelve months ended 12/31/08
Rental and ancillary income	—	$4,184	$4,242	$23,813
Real estate expenses	—	(1,760)	(1,787)	(8,799)
Provision for depreciation	—	(474)	(159)	(2,352)
Interest expense	—	—	—	(35)

Income from discontinued operations, net	—	$1,950	$2,296	$12,627

(3)	Share count for the quarter and twelve months ended December 31, 2008 restated to reflect retroactive adoption of new earnings per share accounting guidance.

BRE Properties, Inc.

2010 Financial Outlook

2009: FFO per share summary

2009 reported FFO		$2.23
Less: Gain on retirement of debt		(0.03)
Add: Other expenses (non routine)		0.25
Add: Noncash interest from convertible notes		0.12
2009 FFO excluding non routine items and noncash interest charges		$2.58

2010: EPS & FFO per share guidance

	Low End	Midpoint	High End
Earnings per share	$1.03	$1.13	$1.23
Depreciation per share	$0.75	$0.75	$0.75
FFO per share - reported	$1.78	$1.88	$1.98
Add - noncash interest from convertible notes	$0.12	$0.12	$0.12
FFO per share - excluding noncash interest charges	$1.90	$2.00	$2.10

2010: Expected Same-Store NOI

Same-Store revenue decline	-3.5%	to	-5.5%
Same-Store expense increase	1.0%	to	2.0%
Same-Store NOI decrease	-5.5%	to	-8.5%

2010: Other elements of guidance

Incremental NOI from non same-store lease up assets	$4,000,000	to	$5,000,000

G&A expense	$20,000,000	to	$22,000,000

Interest expense	$87,000,000	to	$89,000,000
Capitalized interest	$9,500,000	to	$10,500,000
LIBOR (average)	50bps	to	75bps

Estimated capital requirements / activity
Development advances	$40,000,000	to	$60,000,000
Acquisitions	$0	to	$0
Disposition proceeds	$0	to	$0
Recurring capital improvements	$18,000,000	to	$22,000,000

BRE Properties, Inc.

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

This document includes certain non-GAAP financial measures that management believes are helpful in understanding our business, as further described below. BRE’s definition and calculation of non-GAAP financial measures may differ from those of other REITs, and may, therefore, not be comparable. The non-GAAP financial measures should not be considered an alternative to net income or any other GAAP measurement of performance and should not be considered an alternative to cash flows from operating, investing or financing activities as a measure of liquidity.

Funds from Operations (FFO)

FFO is used by industry analysts and investors as a supplemental performance measure of an equity REIT. FFO is defined by the National Association of Real Estate Investment Trusts as net income or loss (computed in accordance with accounting principles generally accepted in the United States) excluding extraordinary items as defined under GAAP and gains or losses from sales of previously depreciated real estate assets, plus depreciation and amortization of real estate assets and adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in accordance with the NAREIT definition.

We believe that FFO is a meaningful supplemental measure of our operating performance because historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation. Because real estate values have historically risen or fallen with market conditions, management considers FFO an appropriate supplemental performance measure because it excludes historical cost depreciation, as well as gains or losses related to sales of previously depreciated property, from GAAP net income. By excluding depreciation and gains or losses on sales of real estate, management uses FFO to measure returns on its investments in real estate assets. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited.

Management also believes that FFO, combined with the required GAAP presentations, is useful to investors in providing more meaningful comparisons of the operating performance of a company’s real estate between periods or as compared to other companies. FFO does not represent net income or cash flows from operations as defined by GAAP and is not intended to indicate whether cash flows will be sufficient to fund cash needs. It should not be considered an alternative to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. Our FFO may not be comparable to the FFO of other REITs due to the fact that not all REITs use the NAREIT definition.

	Quarter Ended 12/31/2009	Quarter Ended 12/31/2008	Twelve Months Ended 12/31/2009	Twelve Months Ended 12/31/2008
Net (loss)/income available to common shareholders	$(7,156)	$55,680	$50,642	$122,760
Depreciation from continuing operations	22,729	20,217	88,260	79,107
Depreciation from discontinued operations	—	474	159	2,352
Redeemable noncontrolling interest in income (1)	—	550	1,885	2,291
Depreciation from unconsolidated entities	472	482	1,841	1,715
Net gain on investments	—	(41,164)	(21,574)	(65,984)
Less: Redeemable noncontrolling interest in income not convertible into common shares (1)	—	(106)	(424)	(423)

Funds from operations	$16,045	$36,133	$120,789	$141,818

Allocation to participating securities - diluted FFO (2)	$(151)	$(374)	$(1,233)	$(1,466)

Allocation to participating securities - diluted EPS (2)	$98	$(586)	$(458)	$(1,265)

Diluted shares outstanding - EPS (3)	54,540	51,181	52,761	51,440
Net income per common share - diluted	$(0.13)	$1.08	$0.95	$2.36

Diluted shares outstanding - FFO (3)	54,580	51,986	53,541	52,270
FFO per common share - diluted	$0.29	$0.69	$2.23	$2.69

(1)

OP units are anti-dilutive for the quarter ending December 31, 2009, but dilutive for the twelve months ending December 31, 2009. Redeemable noncontrolling interest in income of $394,000 and redeemable noncontrolling interest in income not convertible to common ($106,000) have been excluded for the quarterly FFO calculation but are included within the year to date calculation.

(2)	Adjustment to the numerators for diluted FFO per common share and diluted net income per common share calculations when applying the two class method for calculating EPS.
(3)	Shares outstanding reflect adoption of new EPS accounting guidance.

BRE Properties, Inc.

Non-GAAP Financial Measure Reconciliations and Definitions

(Dollar amounts in thousands)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined by BRE as EBITDA, excluding minority interests, gains or losses from sales of investments, preferred stock dividends and other expenses. We consider EBITDA and Adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation, interest, and, with respect to Adjusted EBITDA, gains (losses) from property dispositions and other charges, which permits investors to view income from operations without the impact of noncash depreciation or the cost of debt, or with respect to Adjusted EBITDA, other non-operating items described above.

Because EBITDA and Adjusted EBITDA exclude depreciation and amortization and capture neither the changes in the value of our properties that result from use or market conditions nor the level of capital expenditures to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our results from operations, the utility of EBITDA and Adjusted EBITDA as measures of our performance is limited. Below is a reconciliation of net income available to common shareholders to EBITDA and Adjusted EBITDA:

	Quarter Ended 12/31/2009	Quarter Ended 12/31/2008	Twelve Months Ended 12/31/2009	Twelve Months Ended 12/31/2008
Net (loss)/income available to common shareholders	$(7,156)	$55,680	$50,642	$122,760
Interest, including discontinued operations	21,292	22,974	82,734	92,067
Depreciation, including discontinued operations	22,729	20,691	88,419	81,459

EBITDA	36,865	99,345	221,795	296,286
Redeemable noncontrolling interest in income	394	550	1,885	2,291
Net gain on sales	—	(41,164)	(21,574)	(65,984)
Dividends on preferred stock	2,953	2,953	11,813	11,813
Other expenses	13,522	5,719	13,522	5,719
Net gain on extinguishment of debt	870	(2,364)	(1,470)	(2,364)
Nonroutine income items	—	(5,407)	—	(5,407)

Adjusted EBITDA	$54,604	$59,631	$225,971	$242,354

Net Operating Income (NOI)

We consider community level and portfolio-wide NOI to be an appropriate supplemental measure to net income because it helps both investors and management to understand the core property operations prior to the allocation of general and administrative costs. This is more reflective of the operating performance of the real estate, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Because NOI excludes depreciation and does not capture the change in the value of our communities resulting from operational use and market conditions, nor the level of capital expenditures required to adequately maintain the communities (all of which have real economic effect and could materially impact our results from operations), the utility of NOI as a measure of our performance is limited. Other equity REITs may not calculate NOI consistently with our definition and, accordingly, our NOI may not be comparable to such other REITs’ NOI. Accordingly, NOI should be considered only as a supplement to net income as a measure of our performance. NOI should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. NOI also should not be used as a supplement to or substitute for cash flow from operating activities (computed in accordance with GAAP).

	Quarter Ended 12/31/2009	Quarter Ended 12/31/2008	Twelve Months Ended 12/31/2009	Twelve Months Ended 12/31/2008
Net (loss)/income available to common shareholders	$(7,156)	$55,680	$50,642	$122,760
Interest, including discontinued operations	21,292	22,974	82,734	92,067
Depreciation, including discontinued operations	22,729	20,691	88,419	81,459
Redeemable noncontrolling interest in income	394	550	1,885	2,291
Net gain on sales	—	(41,164)	(21,574)	(65,984)
Dividends on preferred stock	2,953	2,953	11,813	11,813
General and administrative expense	4,742	5,784	17,390	20,578
Other expenses	13,522	5,719	13,522	5,719
Net loss/(gain) on extinguishment of debt	870	(2,364)	(1,470)	(2,364)

NOI	$59,346	$70,823	$243,361	$268,339

Less Non Same-Store NOI	6,223	12,126	24,901	35,046

Same-Store NOI	$53,123	$58,697	$218,460	$233,293